Exhibit 19
GLOBAL PAYMENTS INC.
INSIDER TRADING POLICY

Effective January 30, 2025

This Insider Trading Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of Global Payments Inc. (collectively with its subsidiaries, the “Company”) to promote compliance with securities laws that prohibit persons who are aware of material nonpublic information (as defined below) about a company from trading in securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Company’s General Counsel or any director or employee of the Company pursuant to this Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. See “Consequences of Violation” below.

Persons Subject to this Policy

This Policy applies to the Company, all members of the Board, all officers and employees of the Company and, in the discretion of the Company, other persons, including, without limitation, contractors and consultants who may have access to material nonpublic information (“Additional Parties”). This Policy is divided into three parts: Part I prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and Additional Parties, and Part II imposes special additional trading restrictions and applies to all:

(i)members of the Board;

(ii)employees of the Company who have received an equity grant award in the prior twelve (12) months or who receive an equity grant award as part of their compensation; and

(iii)employees of the Company who belong to a category identified on Annex A attached to this Policy,

(the individuals identified in (i) through (iii) above are collectively referred to herein as, “Covered Persons”), and certain Additional Parties.
Part III applies to transactions by the Company in its own securities.

All members of the Board, and officers and employees of the Company and Additional Parties are responsible for the transactions of any person (including family members) and any entity that is directed by the above listed persons or subject to the above listed person’s control or influence, and must ensure that their purchases and sales of the Company’s securities comply with this Policy.

This Policy also applies to former directors and employees falling within the categories listed herein if, at the time such director or employee leaves the Company, the Company is in a blackout period or such director or employee is otherwise in possession of material nonpublic information.

PART I

General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

Except as described under “Exempt Transactions,” this Policy prohibits members of the Board, officers and employees of the Company and Additional Parties from entering into any of the following types of transactions:

1.    Transactions While in Possession of Material Nonpublic Information

While in possession of material nonpublic information, members of the Board, and officers and employees of the Company and Additional Parties may not buy, sell, donate, or gift the Company’s securities.

In addition, no Board member, or officer and employee of the Company may buy or sell the securities of another publicly-traded company, including, without limitation, the Company’s vendors, suppliers, customers, partners, or competitors, while in possession of material nonpublic information about such other company or information that could affect the share price of such other company. For example, it would be a violation of this Policy if a Board member, or an officer or employee learned through Company sources that the Company intended to purchase assets from another company, and then placed an order to buy or sell stock in that other company because of the anticipated increase or decrease in the value of its securities.

Members of the Board and employees of the Company who are Section 16 filers (together, “Company Insiders”) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 2 below.

2.    “Tipping”

Members of the Board and officers and employees of the Company and Additional Parties are prohibited from disclosing (“tipping”) material nonpublic information about the Company (or information about another company obtained as a result of such person’s relationship with the Company) to any other person where such information may be used by such person to his or her profit by trading in the securities of the company to which such information relates. Members of the Board, and officers and employees of the Company and Additional Parties are also prohibited from making recommendations or expressing opinions regarding the purchase or sale of such securities where such recommendations or opinions are based on, or could reasonably be construed to be based on, material nonpublic information.

3.    Short-Term Speculation

Members of the Board and officers and employees of the Company are prohibited from engaging in short-term speculation and frequent short-term trading in the Company’s securities. The Company may investigate whether such person is engaging in short-term speculation or frequent short- term trading, may impose additional restrictions and may take disciplinary action. Purchases and sales of publicly-traded options constitute short-term speculation, regardless of the number or frequency of such transactions, and are prohibited. These restrictions are in addition to the “short-swing profit” restrictions that apply to Company Insiders.

4.    Short Sales and Hedging

Members of the Board and officers and employees of the Company are prohibited from engaging in any transaction, including hedging transactions, in which such person profits from a decline in value of the Company’s securities. Hedging transactions may take many forms, including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds.

5.    Pledging and Margin Accounts

Members of the Board and officers and employees of the Company are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral.

6.    Retirement Plan Blackout Periods

Company Insiders are prohibited from buying or selling the Company’s securities during specified retirement plan blackout periods. These individuals will be notified in advance of the applicability of any retirement plan blackout period.

7.    Definitions

a.Material Nonpublic Information. Information is “material” to the Company if, based on all the facts and circumstances, a reasonable investor would consider that information important in making a decision to buy, hold or sell the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether positive or negative, should be considered material. Examples of information that would be material to the Company may include, but are not limited to, the following:

•Projections of, or guidance relating to, future earnings or earnings prospects;

•Changes or proposed changes in the Company’s senior management, Board composition, business strategy, pricing or cost structure, the development of a significant new product, process or service or the expansion into a new market;

•Gain or loss of sponsorships by member banks, change in status as a registered merchant processor or failure of the Company or its merchants to comply with card association and network rules;

•Proposals, plans or agreements, even if preliminary in nature, involving mergers, joint ventures, or acquisitions;

•Dispositions, dividends, sale or purchases by the Company of its own stock, stock splits, tender offers or takeover bids, borrowings of substantial amounts of funds or public or private sales of additional securities;

•Major developments affecting the Company’s resources, technology, services, or markets;

•Major disruptions in the Company’s operations or loss, potential loss, a cyber or security breach or unauthorized access to its property or assets, including its information technology infrastructure; and

•Major litigation, investigations, regulatory audits or disputes (including, without limitation, disputes with merchants, financial institutions or integral contractors), major developments with respect thereto, or events of default under financing or other agreements.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger or an acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the Company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

The above examples are provided solely for illustration purposes and they are not a complete list of types of events that might be material. If you are unsure whether information is material, you should either consult the Company’s General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates, or assume that the information is material. Note that any action on part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

b.“Nonpublic” Information. Information is “nonpublic” until it has been widely disseminated to the public, such as through a press release, SEC filing or a widely-available and followed television program, publication or website, and the investing public has had sufficient time to absorb the information. For purposes of this Policy, the public has had sufficient time to absorb the information after at least one full trading day has passed following its formal release on the market.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Company’s General Counsel or assume that the information is nonpublic and treat it as confidential.

8.    Exempt Transactions

The following transactions are exempt from the restrictions imposed by this Policy:

•Stock Option Exercises. This Policy does not apply to the mere exercise of stock options received from the Company where the Board member or an officer or employee of the Company holds the shares following the exercise. However, this Policy does apply to the sale of shares received upon the exercise of the option on the open market (including broker-assisted cashless exercises). As a result, a Board member or an officer or employee of the Company may exercise options and hold its newly acquired shares of the Company’s stock without regard to this Policy, but if such person exercises options and receives cash in exchange for the exercise, the transaction would be subject to this Policy.

•Restricted Stock Vesting. This Policy does not apply to the mere vesting of restricted stock granted by the Company as compensation.

•Restricted Stock Tax Withholding. This Policy does not apply to the exercise of tax withholding rights pursuant to which a Board member, or an officer or employee elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock (but sales of previously restricted shares of stock on the open market are subject to this Policy).

•Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from an employee’s periodic contribution of funds to the ESPP through payroll deductions according to the election made at the time of enrollment. However, this Policy does apply to an employee’s enrollment, changes to such employee’s enrollment and subsequent sales of the Company’s stock from the ESPP accounts on the open market.

•401(k) Plan. This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from an employee’s periodic contribution of funds to the plan through payroll deductions according to the election made at the time of enrollment. However, this Policy does apply to elections to (i) allocate a percentage of the periodic contributions to the Company’s stock fund, (ii) increase or decrease the percentage of periodic contributions that will be allocated to the Company’s stock fund and (iii) make an intra-plan transfer of an existing account balance into or out of the Company’s stock fund.

•Rule 10b5-1 Plan. This Policy does not apply to purchases and sales of the Company’s securities pursuant to a Rule 10b5-1 plan that (i) is pre-cleared by the Company’s General Counsel in accordance with the procedures set forth in Part II, Section 2 below and (ii) meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, this Policy does apply to the entry into the Rule 10b5-1 Plan and, unless pre-cleared by the Company’s General Counsel, any subsequent changes thereto. Adopting or amending a 10b5-1 Plan can take place only when the individual is not aware of material, nonpublic information and not otherwise restricted from trading as a result of a trading blackout limitation. The covered individual must adopt the Rule 10b5-1 plan in good faith and act in good faith with respect to the Rule 10b5-1 Plan after adoption. Transactions under a Rule 10b5-1 Plan may only begin following the end of the mandated cooling-off period.

Rule 10b5-1 Plans adopted by Board members and officers must provide that trading under the plan cannot begin until the later of: (a) 90 days after the adoption of the Rule 10b5-1 plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted. Rule 10b5-1 Plans adopted by other employees of the Company must provide that trading under the plan cannot begin until 30 days after the adoption of the Rule 10b5-1 Plan. Board members, officers, and employees of the Company may not modify or cancel the Rule 10b5-1 Plan or have multiple Rule 10b5-1 plans at a single time, except in compliance with the rules and regulations of the SEC. This Policy does not include an exhaustive list of conditions that must be met for the use of a Rule 10b5-1 Plan.

9.    Consequences of Violations

Violations of this Policy may result in disciplinary action by the Company, including termination for cause. In addition, violations of this Policy that also constitute violations of the securities laws may subject the Covered Person to investigations by the SEC, U.S. Attorneys’ Office and state and foreign enforcement authorities, which may result in severe fines and imprisonment.

PART II

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as provided below.

1.    Transactions During Blackout Periods

Covered Persons are prohibited from buying or selling the Company’s securities during a blackout period, even if the person is not in possession of material nonpublic information. A Covered Person may be subject to any or all of the following types of blackout periods.

a.Quarterly Blackout Periods. Covered Persons may not buy or sell the Company’s securities during the period that:

(i)commences at the beginning of the 14th calendar day before the end of each fiscal quarter (March 18, June 17, September 17 and December 18); and

(ii)ends at the completion of one full trading day following the public release of the Company’s earnings results for the most recently concluded fiscal quarter (the “Quarterly Blackout Period”).

For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Wednesday (assuming you are not aware of other material non-public information at that time). If, however, the Company announces earnings after trading begins that Tuesday, the first time you can buy or sell securities in the Company is the opening of the market on Thursday.

Note that an open window period is a Company compliance requirement and does not constitute a legal right to trade in the Company’s securities. Accordingly, even during open window periods, if you are in possession of material non-public information, you may not trade in the Company’s securities.

b.    Event-Specific Blackout Periods.

From time to time, the Company’s General Counsel may institute an event-specific blackout period (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) of any duration during which some or all Covered Persons either (i) may not buy or sell the Company’s securities or (ii) may not buy or sell such securities without prior clearance. If an event-specific blackout period is instituted, the General Counsel will notify all affected Covered Persons upon the commencement of the blackout period. Due to the confidential nature of the events that may trigger event-specific blackout periods, the General Counsel may institute such a blackout period without disclosing the reason. Covered Persons subject to an event-specific blackout period may not disclose the existence of the blackout period to any other person without the consent of the Company’s General Counsel. Regardless of whether an event-specific blackout period is in effect, Covered Persons always remain subject to the prohibition set forth above against buying or selling the Company’s securities while in possession of material nonpublic information about the Company. Covered Persons should contact the General Counsel prior to buying or selling the Company’s securities if they are unsure whether they are in possession of material nonpublic information about the Company.

Directors and executive officers may also be subject to event-specific blackout periods pursuant to the SEC’s Regulation BTR (Blackout Trading Restriction), which prohibits directors and officers from purchasing, selling or otherwise transferring any of the Company’s equity securities (other than an exempted security) during pension plan blackout periods.

2.    Pre-Clearance and Notification Procedures for Directors and Officers

Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from buying, selling, donating, or gifting the Company’s securities, even during a trading window under Part II, Section 1 above, without first pre-clearing all transactions in the Company’s securities in accordance with the provisions below.

Subject to the exemptions identified in Part I, Section 8, Company Insiders and any person or entity through which such Company Insider beneficially owns securities of the Company may not engage in any transaction in the Company’s securities (including the entry into a Rule 10b5-1 Plan, or any amendment of such plan) without first obtaining pre-clearance in writing of the transaction by the Company’s General Counsel. When a request for pre-clearance is submitted, the requesting party should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should fully describe those circumstances to the General Counsel. The General Counsel is under no obligation to clear a transaction submitted for pre-clearance, and clearance by the General Counsel shall neither constitute legal advice nor relieve the Company Insider from his or her legal obligations. Unless revoked, a grant of permission will normally remain valid until the close of trading two (2) business days following the date on which it was granted. If the transaction does not occur during the two-day period, pre- clearance of the transaction must be re-requested.

In addition, in order to enable the Company to assist Company Insiders with making the required filings with the Securities and Exchange Commission (the “SEC”) pursuant to Section 16(a) of the Exchange Act, Company Insiders are required to promptly, but in no event later than the same day, notify the Company’s General Counsel of the completion of a pre-cleared transaction in the Company’s securities, including completed purchases and sales pursuant to pre- cleared Rule 10b5-1 Plans.

PART III

The Company will comply with all applicable laws and regulations when engaging in transactions in its securities.

1.    Transactions in Global Payments Securities by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal and state securities laws (including obtaining approvals by the Board or appropriate committee thereof, if required) when engaging in transactions in the Company’s securities.

Additional Information and Interpretation

Please contact the Company’s General Counsel with any questions regarding the application of this Policy.

ANNEX A
TO THE
GLOBAL PAYMENTS INC.
INSIDER TRADING POLICY

•Administrative or executive assistants to the Company’s Section 16 designated officers

•Administrative or executive assistants to members of the Executive Leadership Team

•All employees in the worldwide Legal Department

•All employees in the corporate Marketing and Communications Department

•All employees in the worldwide Finance and Treasury Department

•All employees in the worldwide Accounting Department, including but not limited to, all direct reports of the Chief Accounting Officer, the Financial Reporting and Control team, and all Controllers, worldwide.

•All employees in the Internal Audit Department

•All employees in the worldwide Tax Department

•All employees in the Corporate Development Department

•All employees in the Investor Relations Department